Exhibit 99.1

For Immediate Release: Wednesday, Nov. 21, 2012

GM Financial to Acquire Ally Financial’s

International Automotive Financing Operations

GM to contribute $2 billion to GM Financial to fund purchase

DETROIT – General Motors Financial Company, Inc., (GM Financial) a wholly owned subsidiary of General Motors Co. (NYSE: GM), announced today that it is acquiring automotive financing operations in Latin America, Europe and China from Ally Financial Inc. (Ally).

“GM is entering the most aggressive rollout of new vehicles in its history and this acquisition will make us an even more formidable competitor by ensuring that competitive financing is available to our customers and dealers around the world,” said GM Senior Vice President and CFO Dan Ammann.

GM established GM Financial in 2010 to add captive financing capabilities in the United States and Canada in strategic and underserved segments. With the addition of Ally International Operations, GM Financial will be able to support GM customers and dealers in markets comprising about 80 percent of GM’s global sales while earning strong risk-adjusted returns.

“The Ally International Operations have very strong underwriting and risk management, close relationships with GM dealers and an excellent customer service reputation,” said Dan Berce, president and CEO of GM Financial. “The addition of these businesses significantly strengthens GM Financial’s core role, which is to support the sale of GM vehicles. The international operations leadership team will also transition to GM Financial, which will provide tremendous continuity for stakeholders and customers.”

The transaction includes operations in Brazil, Mexico, Colombia, Chile, Germany, the United Kingdom, France, Italy, Belgium, the Netherlands, Sweden, Switzerland and Austria. It also includes Ally’s 40 percent interest in its Chinese joint venture GMAC-SAIC Automotive Finance Company.

To fund the purchase, GM expects to contribute approximately $2 billion in cash to GM Financial to increase its equity and ensure an appropriate pro forma capital structure.

The purchase price for the acquired assets represents an approximately $550 million premium to their book value. As result of the acquisition, GM Financial’s assets will double to approximately $33 billion and its liabilities, including consolidated debt, will increase to about $27 billion compared with about $12 billion today.

The transaction is expected to add $300 million to $400 million to GM Financial’s annual earnings before taxes (EBT). This will bring GM Financial’s pro forma annual EBT run rate to approximately $1 billion. The transaction is expected to be completed in mid-2013, subject to regulatory approvals.

About General Motors

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world’s largest and fastest-growing automotive markets. GM’s brands include Chevrolet and Cadillac, as well as Baojun, Buick, GMC, Holden, Isuzu, Jiefang, Opel, Vauxhall and Wuling. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

About General Motors Financial Company

General Motors Financial Company, Inc. provides auto finance solutions through auto dealers across the United States and Canada. GM Financial has approximately 3,700 employees, over 809,000 customers and $16.3 billion in assets. The Company is a wholly-owned subsidiary of General Motors Company and is headquartered in Fort Worth, Texas. For more information, visit www.gmfinancial.com.

CONTACTS:

Dave Roman	Randy Arickx
GM Media Relations	GM Investor Relations
313-498-1735	313-268-7070
dave.roman@gm.com	randy.c.arickx@gm.com

Chrissy Heinke	Susan Sheffield
GM Financial Media Relations	GM Financial Investor Relations
817-302-7069	817-302-7355
chrissy.heinke@gmfinancial.com	susan.sheffield@gmfinancial.com

GM Forward-Looking Statements

In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; the overall strength and stability of our markets, particularly Europe; and our ability to continue to attract new customers, particularly for our new products. GM’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.

GMF Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this presentation include forward-looking statements that involve risks and uncertainties detailed from time to time in GMF’s filings and reports with the Securities and Exchange Commission including the Company’s annual report on Form 10-K for the year ended December 31, 2011. Such risks include – but are not limited to – changes in general economic and business conditions, GM’s ability to sell new vehicles in the United States and Canada that we finance, interest rate fluctuations, our financial condition and liquidity, as well as future cash flows and earnings, competition, the effect, interpretation or application of new or existing laws, regulations, court decisions and accounting pronouncements, the availability of sources of financing, the level of net credit losses, delinquencies and prepayments on the loans and leases we originate, the prices at which used cars are sold in the wholesale auction markets, changes in business strategy, including acquisitions and expansion of product lines and credit risk appetite, and significant litigation. These forward-looking statements are based on the beliefs of GMF’s management as well as assumptions made by and information currently available to GMF’s management. Actual events or results may differ materially. It is advisable not to place undue reliance on any forward-looking statements. GMF undertakes no obligation to, and does not, publicly update or revise any forward-looking statements, except as required by federal securities laws, whether as a result of new information, future events or otherwise.

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